EXHIBIT 10.9

IMH FINANCIAL CORPORATION
Restricted Stock Award Agreement
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”), effective as of January 1, 2015, governs an award granted by IMH FINANCIAL CORPORATION, a Delaware corporation (the “Company”), of common stock of the Company, par value $0.01 per share (the “Common Stock”), to STEVE DARAK (“Executive”), subject to the provisions of that certain executive employment agreement entered into as of July 24, 2014 between the Company and Executive (the “Executive Employment Agreement”). All capitalized terms used, but not defined, in this Award Agreement shall have the meaning given such terms in the Executive Employment Agreement.
1. Grant of Award. In accordance with the Executive Employment Agreement, and effective as of the date of this Award Agreement (the “Date of Grant”), the Company hereby grants to the Executive, subject to the terms and conditions of the Executive Employment Agreement and this Award Agreement, an award of 250,000 shares of Common Stock.
2. Vesting. The Executive’s interest in the shares of Common Stock covered by this Award Agreement shall become vested and nonforfeitable only to the extent provided in paragraphs (a), (b) or (c) below.
(a) Continued Employment. The Executive’s interest in of the shares of Common Stock covered by this Award Agreement shall vest ratably over the three-year period beginning on January 1, 2015.
(b) Change in Control. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable on a Change in Control if the Executive remains employed with the Company from the Date of Grant until the effective date of the Change in Control.
(c) Termination without Cause/Death. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable on Executive’s termination of employment from the Company without Cause or his death.
Except as provided in this Section 2 or any other agreement with the Company to which the Executive is a party, any shares of Common Stock covered by this Award Agreement that are not vested and nonforfeitable on or before the date of the Executive’s termination of employment with the Company shall be forfeited on such date.

3. Section 83(b) Election. The Executive hereby acknowledges that he may file an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended to be taxed currently on the fair market value of the shares of Common Stock covered by this Award Agreement (less any purchase price paid for such shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the Date of Grant. The Executive will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of this Award Agreement under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Executive. If the Executive has made a timely Code Section 83(b) election with respect to the shares subject to this Restricted Stock Award, upon Executive’s voluntary termination of employment with the Company for any reason, Executive shall return the unvested portion of the Award and the Company shall reimburse Executive for the Federal, state and local income and employment taxes paid on the returned unvested shares related to the Award, provided that any such reimbursement shall be made by the Company to the Executive by no later than thirty (30) days following such termination of employment.

4. Transferability. Shares of Common Stock covered by this Award Agreement that have not become vested and nonforfeitable under Section 2 cannot be transferred.
5. Stockholder Rights. On and after the Date of Grant and prior to the forfeiture of shares of Common Stock covered by this Award Agreement, the Executive shall have all of the rights as stockholder of the Company with respect to such shares, including the right to vote the shares and to receive, free of all restrictions, all dividends declared with respect to such shares. Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the shares of Common Stock covered by this Award Agreement in a stock dividend, stock split, or similar event, shall be vested and transferable to the extent that the shares of Common Stock covered by this Award Agreement become vested and transferable under Section 2.
6. Withholding. The Executive and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with this Award Agreement.
7. No Right to Continued Employment. The grant of this Award Agreement does not give the Executive any right with respect to continuance of his employment with the Company, nor shall it interfere in any way with the right of the Company or an affiliate to terminate his employment at any time.
8. Governing Law. This Award Agreement shall be governed by the laws of the State of Delaware.
9. Conflicts. In the event of any conflict between the provisions of the Executive Employment Agreement as in effect on the Date of Grant and this Award Agreement, the provisions of the Executive Employment Agreement shall govern.
10. Executive Bound by Executive Employment Agreement. The Executive hereby acknowledges and agrees to be bound by all the terms and provisions of the Executive Employment Agreement.
11. Binding Effect. Subject to the limitations stated above and in the Executive Employment Agreement, this Award Agreement shall be binding upon the Executive and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Executive have executed this Award Agreement effective as of the date set forth above.

IMH FINANCIAL CORPORATION		STEVE DARAK

By:	/s/William G. Meris	/s/Steven T. Darak
Name:	William G. Meris
Title:	President and Chief Executive Officer

[Signature Page to Restricted Stock Award Agreement]